August 24, 2001

FuelNation, Inc.
1700 North Dixie Highway
Suite 125
Boca Raton, Florida

Ladies and Gentlemen:

You have requested our opinion as counsel for FuelNation, Inc., a Florida corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 30,762,388 shares of Company common stock issuable pursuant to agreements between the Company and certain employees of the Company. We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about August 24, 2001 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable. We consent to the filing of this opinion as an exhibit to the Registration Statement.



Sincerely,

/s/ Schonfeld & Weinstein, L.L.P.
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Schonfeld & Weinstein, L.L.P.